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FOR IMMEDIATE RELEASE

TRISTATE CAPITAL’S SECOND QUARTER RESULTS REFLECT THE RESILIENCE OF ITS DIFFERENTIATED BUSINESS MODEL, CREDIT QUALITY AND BALANCE SHEET STRENGTH

-- Growth during the quarter highlighted by Chartwell assets under management increasing 11.2% with robust sales pipeline, private banking loans primarily collateralized by marketable securities up by 3.8%, and commercial lending up by 2.1% --

PITTSBURGH, July 22, 2020 - TriState Capital Holdings, Inc. (Nasdaq: TSC) reported second quarter 2020 financial results that reflect the resilience of its differentiated business model, credit quality and balance sheet strength, including the profitable growth of its investment management, private banking and commercial banking businesses.

The parent company of TriState Capital Bank and Chartwell Investment Partners reported net income available to common shareholders of $8.4 million in the second quarter of 2020, or $0.30 per diluted share. Net income available to common shareholders was $13.5 million, or $0.47 per diluted share, in the second quarter of 2019 and $10.9 million, or $0.38, in the first quarter of 2020.

“TriState Capital’s second quarter results illustrate the resilience of our business model and our ability to generate profitable annualized double-digit loan growth in every environment,” Chairman and Chief Executive Officer James F. Getz said. “Our balance sheet reflects strong liquidity and credit quality, demonstrating the strength of our relationships, our team’s dedication to providing an exceptional client experience, and prudent risk management. Our Chartwell business, which provides a steady stream of non-interest income, grew assets under management to $9.25 billion with a strong pipeline of new business that we expect to fund in the coming quarters.”

SECOND QUARTER 2020 HIGHLIGHTS

•	Chartwell client assets under management grew 11.2% during the quarter to $9.25 billion, drawing positive net inflows of $132.0 million year to date, including $75.0 million during the second quarter.

•
Private banking loans primarily collateralized by marketable securities represented 56.6% of total loans at period end, growing 27.4% from June 30, 2019 and 3.8% during the quarter, with a record number of new applications.

•
Commercial loans increased by 25.5% from June 30, 2019 and 2.1% during the quarter, with growth fully attributed to TriState Capital’s regional middle-market franchise and well-established commercial credit offering.

•
TriState Capital’s flexible business model and focus on operating leverage resulted in a record low bank efficiency ratio, with non-interest expense increasing a modest 1.9% from the prior year quarter and declining 3.6% from the linked quarter.

•
Allowance for loan and lease losses (ALLL) increased by 34.5% during the quarter to $23.3 million, representing 0.75% of commercial loans, or 0.32% of total loans, including marketable securities collateralized loans.

•
Even with a $6.7 million increase in provision expense from the year-ago quarter to $6.0 million, reflecting ALLL build, credit costs across the portfolio remain relatively low given the company’s private banking loan portfolio, limited commercial exposure to the industries most directly impacted by the COVID-19 pandemic and the quality of commercial borrower sponsorship, as well as its proven approach to managing high quality commercial credits.

Net interest income (NII) was $33.5 million in the second quarter of 2020, compared to $31.3 million in the year-ago quarter and $34.9 million in the first quarter of 2020. Importantly, second quarter 2020 deposit costs were 41.4% lower than in the linked quarter. TriState Capital’s net interest margin (NIM) was 1.52% for the second quarter of 2020, compared to 2.03% in the second quarter of 2019 and 1.84% in the first quarter of 2020. Second quarter NIM reflected the cost of significant average deposit balance growth and prevailing rates.

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Total non-interest income was $13.0 million in the second quarter of 2020, compared to $12.0 million in the prior year quarter and $13.3 million in the linked quarter. Chartwell investment management fees were $7.7 million in the second quarter of 2020, reflecting market appreciation in the period and positive net inflows of client assets throughout the first half of the year. Investment management fees were $9.3 million in the prior year quarter and $7.6 million in the linked quarter.

Fees from the bank’s back-to-back, loan-level interest rate swap offering for clients totaled $3.9 million in the second quarter of 2020, compared to $1.7 million in the prior year quarter and $4.4 million in the linked quarter. Second quarter swap fees were driven by strong engagement on the product with both commercial and private bank clients.

NII and non-interest income, excluding net gains on the sale of debt securities, combined to generate total revenue of $46.5 million for the second quarter of 2020, compared to $43.2 million in the year-ago period and $48.2 million in the linked quarter. Total revenue, which is not a financial metric under generally accepted accounting principles (GAAP), is a measure that TriState Capital has consistently utilized to provide a greater understanding of its significant fee-generating businesses. Non-interest income represented 27.9% of total revenue in the second quarter of 2020 when excluding net gains on the sale of securities, compared to 27.5% in each of the year-ago period and the linked quarter.

The company’s investments in talent, client experience and building operating scale while managing fixed costs continue to support revenue growth and product innovation, as well as incremental operating leverage and the agility to respond to changing operating environments. TriState Capital Bank’s efficiency ratio for the second quarter of 2020 was 50.39%, improving from 55.16% in the second quarter of 2019 and 51.86% in the linked quarter. The efficiency ratio, which is a non-GAAP financial metric, is a measure utilized to provide a greater understanding of a bank’s level of non-interest expense as a percentage of total revenue.

Second quarter 2020 non-interest expense totaled $28.1 million, increasing 1.9% from $27.6 million in the year-ago period and decreasing 3.6% from $29.1 million in the first quarter of 2020. Excluding FDIC insurance premiums, which increased in the second quarter in tandem with significant growth in average deposits, second quarter 2020 non-interest expense decreased 3.8% from the year-ago period and 5.3% from the first quarter of 2020.

TriState Capital also continued to lower non-interest expense as a percentage of average assets to 1.22% in the second quarter of 2020, down from 1.71% in the second quarter of 2019 and 1.47% in the linked quarter.

Pre-tax income was $12.4 million in the second quarter of 2020, compared to $16.4 million in the second quarter of 2019 and $16.1 million in the linked quarter.

Pre-tax, pre-provision net revenue (PTPPNR) was $18.4 million in the second quarter of 2020, compared to $15.6 million in the year-ago period and $19.0 million in the linked quarter. PTPPNR, which is a non-GAAP financial metric, is a measure utilized to provide a greater understanding of a bank’s pre-tax profitability before giving effect to provision and securities gains and losses.

TriState Capital’s effective tax rate was 16.0% for the second quarter of 2020, compared to 10.5% in the second quarter of 2019 and 19.9% in the linked quarter. The company’s effective tax rate is impacted by certain factors including the number, timing and size of tax credit investments, as well as the proportion of consolidated earnings attributed to investment management.

Net income available to common shareholders and earnings per share in the second quarter of 2020 is net of a $2.0 million payable for the company’s quarterly cash dividends on Series A and Series B Non-Cumulative Perpetual Preferred Stock.

ORGANIC LENDING FRANCHISE GROWTH
TriState Capital’s client-engagement and distribution capabilities continued to grow both sides of its balance sheet organically, expanding the number and depth of its premier relationships with high-quality middle-market commercial customers, as well as the high-net-worth clients the bank serves through its national referral network of investment advisors and other financial intermediaries.

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Average loans totaled a record $7.09 billion in the second quarter of 2020, growing 29.9% from $5.46 billion in the prior year period and 6.3% from $6.67 billion in the linked quarter. Period-end loans totaled a record $7.17 billion on June 30, 2020, growing $1.51 billion, or 26.6%, from June 30, 2019, and $212.6 million, or 3.1%, from March 31, 2020.

TriState Capital continued to fortify its position as the nation’s leading provider of marketable securities-backed loans through independent investment advisory and other financial services firms. Private banking loans totaled a record $4.06 billion at June 30, 2020, increasing $874.4 million, or 27.4%, from one year prior and $147.6 million, or 3.8%, from the end of the linked quarter.

The company continued to grow relationships with top-quality middle-market sponsors and businesses in the second quarter of 2020, driving originations of commercial and industrial (C&I) and commercial real estate (CRE) loans. Commercial loans totaled $3.11 billion at June 30, 2020, increasing $631.4 million, or 25.5%, from one year prior and $65.1 million, or 2.1%, from the end of the linked quarter.

C&I loans grew to $1.15 billion at June 30, 2020, increasing $244.8 million, or 27.0%, from one year prior. C&I loans decreased $38.2 million, or 3.2%, from the end of the linked quarter, as new loan originations were offset by net paydowns on revolving credit lines.

CRE loans grew to $1.95 billion at June 30, 2020, increasing $386.6 million, or 24.6%, from one year prior and $103.3 million, or 5.6%, from the end of the linked quarter. CRE loans represented 27.3% of total period-end loans.

TriState Capital’s second quarter commercial loan growth is fully attributed to its regional middle-market franchise and well-established commercial credit product suite. The bank does not offer small business lending products and did not participate in the Paycheck Protection Program.

DEPOSIT FRANCHISE EXPANSION
TriState Capital continues to support private banking and commercial loan growth with its highly responsive funding capability and the organic, strategic expansion of its deposit franchise. The bank’s national treasury management and liquidity management offerings are increasing the breadth and depth of depositor relationships with financial services businesses, high-net-worth individuals, family offices, middle market companies, professional service firms, specialized payment and transaction processors, municipalities and non-profits.

Average deposits totaled a record $8.00 billion in the second quarter of 2020, growing 49.7% from $5.34 billion in the similar period last year and 18.4% from $6.76 billion in the linked quarter. Period-end deposits totaled a record $7.83 billion at June 30, 2020, growing $2.04 billion, or 35.3%, from June 30, 2019, and $48.7 million, or 0.6%, from March 31, 2020. TriState Capital’s highly responsive funding capability enabled the company to modulate deposit growth during the second quarter of 2020, after quickly accelerating deposit gathering in March of 2020 to build excess liquidity in anticipation of clients’ potential credit needs at the outset of the COVID-19 pandemic in the United States.

Treasury management deposit accounts totaled $1.12 billion at June 30, 2020, increasing $143.4 million, or 14.7%, from June 30, 2019 and $14.4 million, or 1.3%, from March 31, 2020.

The bank’s loan-to-deposit ratio at June 30, 2020 was 91.56%, compared to 97.89% at June 30, 2019 and 89.40% at March 31, 2020.

INTEREST RATE MANAGEMENT
TriState Capital continues to maintain a balance sheet with significant flexibility to actively manage interest rate dynamics and profitability, while offering attractive deposit and loan pricing to clients, even as the Federal Reserve’s target Federal Funds Rate has declined dramatically since the third quarter of 2019.

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Investment securities totaled a record $812.1 million at June 30, 2020, up 88.2% from June 30, 2019 and 33.9% from March 31, 2020.

Most of TriState Capital’s non-fixed rate deposits are linked to the Effective Fed Funds Rate or another benchmark, and the remaining deposits are priced at rates set with bank discretion. Total cost of funds for all deposits and interest-bearing liabilities averaged 0.87% during the second quarter of 2020, compared to 2.42% in the same period last year and 1.64% in the linked quarter. The total cost of deposits averaged 0.80% during the second quarter of 2020, compared to 2.41% in the same period last year and 1.62% in the linked quarter.

At June 30, 2020, 93% of the company’s loans were floating rate and indexed to 30-day LIBOR or the Prime Rate. TriState Capital continued to constructively use interest rate floors on existing and new variable rate loans throughout second quarter.

The yield on total loans averaged 2.69% during the second quarter of 2020, compared to 4.45% in the prior year period and 3.55% in the linked quarter. Yields reflect downward trends in 30-day LIBOR during the second quarter of 2020, the proportion of the portfolio comprising private banking non-purpose margin loans secured by marketable securities, and an overall focus on relationships, variable rate pricing, and strong asset quality.

INVESTMENT MANAGEMENT
Strong investment performance across Chartwell’s active equity and fixed income strategies contributed to net inflows of $132.0 million in the first half of 2020, including $75.0 million during the second quarter of 2020. Chartwell currently has in excess of $140 million in commitments from institutional investors in its new business pipeline.

Chartwell’s new business and new flows from existing accounts of $603.0 million and market appreciation of $856.0 million more than offset outflows of $528.0 million in the second quarter of 2020. Chartwell’s assets under management were $9.25 billion at June 30, 2020, $9.49 billion at June 30, 2019 and $8.32 billion at March 31, 2020.

Annual run rate revenue grew 11.5% during the second quarter of 2020 to $32.0 million at June 30, 2020. Chartwell’s weighted average fee rate increased to 0.35% at June 30, 2020. Investment management fee revenue was $7.7 million in the second quarter of 2020, compared to $9.3 million in the second quarter of 2019 and $7.6 million in the first quarter of 2020.

Initiatives to enhance Chartwell profitability continue to be reflected in moderating segment non-interest expenses, which were $7.5 million in the second quarter of 2020, compared to $8.4 million in the second quarter of 2019 and $7.1 million in the first quarter of 2020.

ASSET QUALITY
TriState Capital maintained strong asset quality metrics in the second quarter of 2020, reflecting the company’s disciplined credit culture and the majority of its private banking non-purpose margin loans collateralized by marketable securities. Private banking loans comprised 56.6% of the total loan portfolio at June 30, 2020, while CRE and C&I comprised 27.3% and 16.1% of total loans, respectively.

TriState Capital recorded provision expense of $6.0 million in the second quarter of 2020, compared to provision expense of $3.0 million in the linked quarter and a credit to provision of $712,000 in the second quarter of 2019.

ALLL increased by 34.51% in the second quarter of 2020 to $23.3 million at period end, compared to $14.0 million at June 30, 2019 and $17.3 million at March 31, 2020. The increase primarily reflected the company’s general reserve build. ALLL represented 0.75% of commercial loans at period end, excluding private banking loans primarily collateralized by liquid, marketable securities that do not require a reserve, compared to 0.57% at June 30, 2019 and 0.57% at March 31, 2020. As a percentage of total loans, ALLL was 0.32% at June 30, 2020, 0.25% at June 30, 2019 and 0.25% at March 31, 2020.

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TriState Capital’s second quarter 2020 results, including provision expense and ALLL, reflect continued application of the incurred loss method for estimating credit losses. The company continues to anticipate implementation of the current expected credit losses (CECL) accounting standard on December 31, 2020.

Non-performing assets (NPAs) were $9.5 million, or 0.10% of total assets, at June 30, 2020, compared to $5.2 million, or 0.08%, at June 30, 2019 and $4.4 million, or 0.05%, at March 31, 2020. NPLs were $6.8 million, or 0.09% of total loans, at June 30, 2020, compared to $2.2 million, or 0.04%, at June 30, 2019 and $184,000, or 0.00%, at March 31, 2020. The increase in NPLs during the second quarter of 2020 is primarily attributed to a single commercial real estate loan that is collateralized and the company believes is adequately reserved.

Total adverse-rated credits, including NPLs, were $33.0 million, or 0.46% of total loans, at June 30, 2020, compared to $26.6 million, or 0.47%, at June 30, 2019 and $34.6 million, or 0.50%, at March 31, 2020.

TriState Capital recorded net charge-offs of $33,000 in the second quarter of 2020, compared to net recoveries of $16,000 in the year-ago quarter and $203,000 in the linked quarter.

STRONG BALANCE SHEET, AMPLE LIQUIDITY AND CAPITAL EFFICIENCY
The company’s strong balance sheet included $1.54 billion in cash, equivalents and securities at June 30, 2020. Cash, equivalents, securities and private banking loans -- which are primarily collateralized by marketable securities that are monitored daily, liquid and subject to favorable treatment under regulatory capital requirements -- represented 61.34% of total assets at the end of the second quarter of 2020.

TriState Capital’s regulatory capital levels benefited from the company’s previously disclosed registered subordinated notes offerings, which raised $97.5 million in the second quarter of 2020, as well as retained earnings.

As of June 30, 2020, estimated regulatory capital ratios for TriState Capital Holdings were 12.89% for total risk-based capital, 10.68% for tier 1 risk-based capital, 8.54% for common equity tier 1 risk-based capital, and 6.30% for tier 1 leverage. For TriState Capital Bank, the estimated capital ratios were 12.52% for total risk-based capital, 12.07% for tier 1 risk-based capital, 12.07% for common equity tier 1 risk-based capital, and 7.11% for tier 1 leverage.

During the six months ended June 30, 2020, the company repurchased a total of 40,000 shares of its common stock for approximately $670,000 at an average cost of $16.76 per share. Since the company’s Board of Directors first authorized share buybacks in October 2014, the company has repurchased a total of 2.1 million shares for approximately $33.0 million at an average cost of $15.39 per share. TriState Capital had $9.8 million of repurchase authority available at June 30, 2020, under previously disclosed buyback programs authorized by its Board of Directors.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

The live conference call on July 23 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link http://dpregister.com/10145071 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “TriState Capital investor call.” The call may be accessed by dialing 888-339-0757 from the United States, 855-669-9657 from Canada, or 412-902-4194 from other international locations.

The live conference call will also be available through an audio webcast accessible at https://services.choruscall.com/links/tsc200723.html or http://investors.tristatecapitalbank.com. These links may also be used to access an archived replay of the conference call.

A replay of the call will be available approximately one hour after the end of the conference through July 30. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada, or 412-317-0088 from other international locations, and entering the conference number 10145071.

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ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (Nasdaq: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $9.06 billion in assets as of June 30, 2020, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $9.25 billion in assets under management as of June 30, 2020, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect TriState Capital’s current views with respect to, among other things, future events and the company’s financial performance, as well as the company’s goals and objectives for future operations, financial and business trends, business prospects and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. These statements are often, but not always, made through the use of words or phrases such as “achieve,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “maintain,” “may,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “sustain,” “target,” “trend,” “will,” “will likely result,” and “would,” or the negative versions of those words or other comparable statements of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about TriState Capital’s industry and beliefs or assumptions made by management, many of which, by their nature, are inherently uncertain. Although TriState Capital believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, TriState Capital cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that change over time and are difficult to predict, including, but not limited to, the following:

•
those associated with the COVID-19 pandemic and its expected impact and duration, including effects on TriState Capital’s operations, its clients, economic conditions and the demand for its products and services;

•
TriState Capital’s ability to prudently manage its growth and execute its strategy, including the successful integration of past and future acquisitions, its ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and manage customer disintermediation;

•	deterioration of TriState Capital’s asset quality;

•	TriState Capital’s level of non-performing assets and the costs associated with resolving problem loans including litigation and other costs;

•	possible loan and lease losses and impairment, changes in the value of collateral securing TriState Capital’s loans and leases and the collectability of loans and leases;

•	possible changes in the speed of loan prepayments by customers and loan origination or sales volumes;

•
business and economic conditions generally and in the financial services industry, nationally and within TriState Capital’s local market areas, including the effects of an increase in unemployment levels, slowdowns in economic growth and changes in demand for products or services or the value of assets under management;

•	TriState Capital’s ability to maintain important deposit customer relationships, its reputation and otherwise avoid liquidity risks;

•	changes in management personnel;

•	TriState Capital’s ability to recruit and retain key employees;

•	volatility and direction of interest rates;

•
risks related to the phasing out of LIBOR and changes in the manner of calculating reference rates, as well as the impact of the phase out of LIBOR and introduction of alternative reference rates on the value of loans and other financial instruments we hold that are linked to LIBOR;

•
changes in accounting policies, accounting standards, or authoritative accounting guidance, including the CECL model, which may increase the level of TriState Capital’s allowance for credit losses upon adoption;

•	any impairment of TriState Capital’s goodwill or other intangible assets;

•	TriState Capital’s ability to develop and provide competitive products and services that appeal to its customers and target markets;

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•	TriState Capital’s ability to provide investment management performance competitive with its peers and benchmarks;

•
fluctuations in the carrying value of the assets under management held by Chartwell Investment Partners, LLC, the company’s registered investment advisor subsidiary, as well as the relative and absolute investment performance of such subsidiary’s investment products;

•	operational risks associated with TriState Capital’s business, including technology cyber-security related risks;

•	increased competition in the financial services industry, particularly from regional and national institutions;

•	negative perceptions or publicity with respect to any products or services offered by TriState Capital;

•	adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings;

•
changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, and potential expenses associated with complying with such laws and regulations;

•	TriState Capital’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms;

•	regulatory limits on TriState Capital’s ability to receive dividends from its subsidiaries and pay dividends to shareholders;

•	changes and direction of government policy towards and intervention in the U.S. financial system;

•
natural disasters and adverse weather, acts of terrorism, cyber-attacks, an outbreak of hostilities, a public health outbreak (such as COVID-19) or other international or domestic calamities, and other matters beyond TriState Capital’s control;

•	and the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory or compliance risk resulting from developments related to any of the risks discussed above.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if TriState Capital’s underlying assumptions prove to be incorrect, actual results may differ materially from what the company anticipates. Accordingly, readers should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for TriState Capital to predict which will arise. Any forward-looking statement speaks only as of the date on which it is made, and TriState Capital does not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, TriState Capital cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL DISCLOSURES
This news release and the accompanying tables contain certain financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Specifically, TriState Capital reviews and reports tangible common equity, tangible book value per common share, total revenue, EBITDA, pre-tax, pre-provision net revenue and efficiency ratio. Although TriState Capital believes these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the most directly comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and in the reconciliation tables accompanying this news release.

MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

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INVESTOR RELATIONS CONTACT
Lambert
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@lambert.com

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TRISTATE CAPITAL HOLDINGS, INC.
BALANCE SHEET DATA (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Cash and cash equivalents	$724,942	$1,010,128	$458,269	$724,942	$458,269
Total investment securities	812,140	606,736	431,426	812,140	431,426
Loans and leases held-for-investment	7,170,770	6,958,149	5,664,934	7,170,770	5,664,934
Allowance for loan and lease losses	(23,276)	(17,304)	(14,016)	(23,276)	(14,016)
Loans and leases held-for-investment, net	7,147,494	6,940,845	5,650,918	7,147,494	5,650,918
Goodwill and other intangibles, net	64,867	65,352	66,859	64,867	66,859
Other assets	380,398	367,000	238,531	380,398	238,531
Total assets	$9,129,841	$8,990,061	$6,846,003	$9,129,841	$6,846,003

Deposits	$7,831,471	$7,782,759	$5,786,983	$7,831,471	$5,786,983
Borrowings, net	395,552	330,000	335,000	395,552	335,000
Other liabilities	269,987	262,922	135,039	269,987	135,039
Total liabilities	8,497,010	8,375,681	6,257,022	8,497,010	6,257,022

Preferred stock	116,079	116,079	116,142	116,079	116,142
Common shareholders’ equity	516,752	498,301	472,839	516,752	472,839
Total shareholders’ equity	632,831	614,380	588,981	632,831	588,981

Total liabilities and shareholders’ equity	$9,129,841	$8,990,061	$6,846,003	$9,129,841	$6,846,003

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TRISTATE CAPITAL HOLDINGS, INC.
INCOME STATEMENT DATA (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Interest income:
Loans and leases	$47,377	$58,918	$60,579	$106,295	$117,841
Investments	3,940	3,901	4,151	7,841	8,504
Interest-earning deposits	344	1,383	1,609	1,727	2,896
Total interest income	51,661	64,202	66,339	115,863	129,241

Interest expense:
Deposits	15,953	27,244	32,155	43,197	61,488
Borrowings	2,224	2,036	2,881	4,260	6,078
Total interest expense	18,177	29,280	35,036	47,457	67,566
Net interest income	33,484	34,922	31,303	68,406	61,675
Provision (credit) for loan and lease losses	6,005	2,993	(712)	8,998	(1,089)
Net interest income after provision for loan and lease losses	27,479	31,929	32,015	59,408	62,764
Non-interest income:
Investment management fees	7,738	7,638	9,254	15,376	18,678
Service charges on deposits	315	213	78	528	214
Net gain on the sale and call of debt securities	14	57	112	71	140
Swap fees	3,853	4,373	1,692	8,226	3,495
Commitment and other loan fees	462	419	256	881	787
Other income	615	616	587	1,231	1,734
Total non-interest income	12,997	13,316	11,979	26,313	25,048
Non-interest expense:
Compensation and employee benefits	16,569	17,446	16,985	34,015	33,760
Premises and equipment costs	1,515	1,386	1,451	2,901	2,445
Professional fees	1,109	1,470	1,406	2,579	2,401
FDIC insurance expense	2,560	2,170	1,047	4,730	2,468
General insurance expense	278	262	259	540	553
State capital shares tax	366	383	380	749	760
Travel and entertainment expense	279	864	1,040	1,143	1,875
Technology and data services	2,414	2,304	2,179	4,717	4,164
Intangible amortization expense	486	502	502	988	1,004
Marketing and advertising	686	613	536	1,300	1,144
Other operating expenses	1,834	1,744	1,800	3,578	3,683
Total non-interest expense	28,096	29,144	27,585	57,240	54,257
Income before tax	12,380	16,101	16,409	28,481	33,555
Income tax expense	1,979	3,206	1,718	5,185	4,300
Net income	$10,401	$12,895	$14,691	$23,296	$29,255
Preferred stock dividends	1,962	1,962	1,150	3,924	1,829
Net income available to common shareholders	$8,439	$10,933	$13,541	$19,372	$27,426

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2020	2020	2019	2020	2019
Per share and share data:
Earnings per common share:
Basic	$0.30	$0.39	$0.49	$0.69	$0.98
Diluted	$0.30	$0.38	$0.47	$0.68	$0.95
Book value per common share	$17.31	$16.74	$16.12	$17.31	$16.12
Tangible book value per common share (1)	$15.14	$14.55	$13.84	$15.14	$13.84
Common shares outstanding, at end of period	29,851,550	29,762,578	29,339,152	29,851,550	29,339,152
Weighted average common shares outstanding:
Basic	28,223,085	28,180,589	27,887,599	28,201,837	27,860,370
Diluted	28,527,961	28,844,844	28,790,673	28,687,804	28,747,718

Performance ratios:
Return on average assets (2)	0.45%	0.65%	0.91%	0.54%	0.94%
Return on average common equity (2)	6.62%	8.59%	11.63%	7.60%	12.06%
Net interest margin (2) (3)	1.52%	1.84%	2.03%	1.67%	2.06%
Total revenue (1)	$46,467	$48,181	$43,170	$94,648	$86,583
Pre-tax, pre-provision net revenue (1)	$18,371	$19,037	$15,585	$37,408	$32,326
Bank efficiency ratio (1)	50.39%	51.86%	55.16%	51.13%	55.72%
Non-interest expense to average assets (2)	1.22%	1.47%	1.71%	1.34%	1.74%

Asset quality:
Non-performing loans	$6,780	$184	$2,189	$6,780	$2,189
Non-performing assets	$9,504	$4,434	$5,213	$9,504	$5,213
Other real estate owned	$2,724	$4,250	$3,024	$2,724	$3,024
Non-performing assets to total assets	0.10%	0.05%	0.08%	0.10%	0.08%
Non-performing loans to total loans	0.09%	—%	0.04%	0.09%	0.04%
Allowance for loan and lease losses to loans	0.32%	0.25%	0.25%	0.32%	0.25%
Allowance for loan and lease losses to non-performing loans	343.30%	9,404.35%	640.29%	343.30%	640.29%
Net charge-offs (recoveries)	$33	$(203)	$(16)	$(170)	$(1,897)
Net charge-offs (recoveries) to average total loans (2)	—%	(0.01)%	—%	—%	(0.07)%

Capital ratios: (4)
Tier 1 leverage ratio	6.30%	7.19%	8.21%	6.30%	8.21%
Common equity tier 1 risk-based capital ratio	8.54%	8.81%	9.83%	8.54%	9.83%
Tier 1 risk-based capital ratio	10.68%	11.07%	12.56%	10.68%	12.56%
Total risk-based capital ratio	12.89%	11.42%	12.82%	12.89%	12.82%
Bank tier 1 leverage ratio	7.11%	7.36%	7.43%	7.11%	7.43%
Bank common equity tier 1 risk-based capital ratio	12.07%	11.34%	11.38%	12.07%	11.38%
Bank tier 1 risk based capital ratio	12.07%	11.34%	11.38%	12.07%	11.38%
Bank total risk-based capital ratio	12.52%	11.69%	11.73%	12.52%	11.73%

Investment Management Segment:
Assets under management	$9,254,000	$8,323,000	$9,485,000	$9,254,000	$9,485,000
EBITDA (1)	$1,031	$1,217	$1,557	$2,248	$4,178

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

(4)	Capital ratios are estimated until regulatory reports are filed.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$1,098,510	$342	0.13%	$464,302	$1,363	1.18%	$255,697	$1,542	2.42%
Federal funds sold	7,883	1	0.05%	7,099	20	1.13%	11,218	67	2.40%
Debt securities available-for-sale	329,015	2,026	2.48%	281,870	2,044	2.92%	249,281	2,053	3.30%
Debt securities held-to-maturity	292,898	1,616	2.22%	201,754	1,488	2.97%	181,495	1,712	3.78%
Debt securities trading	—	—	—%	230	1	1.75%	—	—	—%
Equity securities	—	—	—%	—	—	—%	7,701	28	1.46%
FHLB stock	13,269	305	9.24%	20,179	398	7.93%	20,235	385	7.63%
Total loans and leases	7,094,744	47,377	2.69%	6,672,692	58,918	3.55%	5,462,489	60,579	4.45%
Total interest-earning assets	8,836,319	51,667	2.35%	7,648,126	64,232	3.38%	6,188,116	66,366	4.30%
Other assets	408,950			312,447			266,905
Total assets	$9,245,269			$7,960,573			$6,455,021

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$2,327,513	$2,719	0.47%	$1,473,614	$5,214	1.42%	$868,721	$4,965	2.29%
Money market deposit accounts	3,862,068	7,377	0.77%	3,548,965	14,655	1.66%	2,855,795	18,200	2.56%
Certificates of deposit	1,389,984	5,857	1.69%	1,383,036	7,375	2.14%	1,361,372	8,990	2.65%
Borrowings:
FHLB borrowings	300,000	1,284	1.72%	421,923	2,035	1.94%	430,770	2,334	2.17%
Line of credit borrowings	22,747	260	4.60%	1,484	1	0.27%	857	10	4.68%
Subordinated notes payable, net	44,417	680	6.16%	—	—	—%	34,984	537	6.16%
Total interest-bearing liabilities	7,946,729	18,177	0.92%	6,829,022	29,280	1.72%	5,552,499	35,036	2.53%
Noninterest-bearing deposits	417,732			350,086			256,404
Other liabilities	252,303			153,207			113,031
Shareholders’ equity	628,505			628,258			533,087
Total liabilities and shareholders’ equity	$9,245,269			$7,960,573			$6,455,021

Net interest income (1)		$33,490			$34,952			$31,330
Net interest spread (1)			1.43%			1.66%			1.77%
Net interest margin (1)			1.52%			1.84%			2.03%

(1)	Interest income and net interest margin are calculated on a fully taxable equivalent basis.

(2)	Annualized.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
LOAN AND LEASE COMPOSITION (UNAUDITED)

	Six Months Ended June 30,
	2020			2019
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$781,406	$1,705	0.44%	$229,232	$2,798	2.46%
Federal funds sold	7,491	21	0.56%	9,914	98	1.99%
Debt securities available-for-sale	305,442	4,070	2.68%	242,794	4,040	3.36%
Debt securities held-to-maturity	247,326	3,104	2.52%	196,580	3,730	3.83%
Debt securities trading	115	1	1.75%	—	—	—%
Equity securities	—	—	—%	10,214	99	1.95%
FHLB stock	16,724	703	8.45%	20,366	690	6.83%
Total loans and leases	6,883,718	106,295	3.11%	5,320,953	117,841	4.47%
Total interest-earning assets	8,242,222	115,899	2.83%	6,030,053	129,296	4.32%
Other assets	360,699			254,796
Total assets	$8,602,921			$6,284,849

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$1,900,563	$7,933	0.84%	$830,915	$9,508	2.31%
Money market deposit accounts	3,705,517	22,031	1.20%	2,769,572	34,739	2.53%
Certificates of deposit	1,386,510	13,233	1.92%	1,331,003	17,241	2.61%
Borrowings:
FHLB borrowings	360,962	3,319	1.85%	444,973	4,920	2.23%
Line of credit borrowings	12,115	261	4.33%	2,489	68	5.51%
Subordinated notes payable, net	22,208	680	6.16%	34,958	1,090	6.29%
Total interest-bearing liabilities	7,387,875	47,457	1.29%	5,413,910	67,566	2.52%
Noninterest-bearing deposits	383,909			259,028
Other liabilities	202,755			100,826
Shareholders’ equity	628,382			511,085
Total liabilities and shareholders’ equity	$8,602,921			$6,284,849

Net interest income (1)		$68,442			$61,730
Net interest spread (1)			1.54%			1.80%
Net interest margin (1)			1.67%			2.06%

(1)	Interest income and net interest margin are calculated on a fully taxable equivalent basis.

(2)	Annualized.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
LOAN AND LEASE COMPOSITION (UNAUDITED)

	June 30, 2020		March 31, 2020		June 30, 2019
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Private banking loans	$4,063,116	56.6%	$3,915,555	56.3%	$3,188,668	56.3%
Middle-market banking loans:
Commercial and industrial	1,152,880	16.1%	1,191,104	17.1%	908,054	16.0%
Commercial real estate	1,954,774	27.3%	1,851,490	26.6%	1,568,212	27.7%
Total middle-market banking loans	3,107,654	43.4%	3,042,594	43.7%	2,476,266	43.7%
Loans and leases held-for-investment	$7,170,770	100.0%	$6,958,149	100.0%	$5,664,934	100.0%
TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended June 30, 2020				Three Months Ended June 30, 2019
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$51,661	$—	$—	$51,661	$66,311	$—	$28	$66,339
Interest expense	17,251	—	926	18,177	34,517	—	519	35,036
Net interest income (loss)	34,410	—	(926)	33,484	31,794	—	(491)	31,303
Provision (credit) for loan and lease losses	6,005	—	—	6,005	(712)	—	—	(712)
Net interest income (loss) after provision for loan and lease losses	28,405	—	(926)	27,479	32,506	—	(491)	32,015
Non-interest income:
Investment management fees	—	7,897	(159)	7,738	—	9,364	(110)	9,254
Net gain on the sale and call of debt securities	14	—	—	14	112	—	—	112
Other non-interest income	5,215	30	—	5,245	2,478	4	131	2,613
Total non-interest income (loss)	5,229	7,927	(159)	12,997	2,590	9,368	21	11,979
Non-interest expense:
Intangible amortization expense	—	486	—	486	—	502	—	502
Other non-interest expense	19,967	7,003	640	27,610	18,903	7,930	250	27,083
Total non-interest expense	19,967	7,489	640	28,096	18,903	8,432	250	27,585
Income (loss) before tax	13,667	438	(1,725)	12,380	16,193	936	(720)	16,409
Income tax expense (benefit)	2,173	102	(296)	1,979	1,658	264	(204)	1,718
Net income (loss)	$11,494	$336	$(1,429)	$10,401	$14,535	$672	$(516)	$14,691

EXHIBIT 99

	Six Months Ended June 30, 2020				Six Months Ended June 30, 2019
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$115,863	$—	$—	$115,863	$129,142	$—	$99	$129,241
Interest expense	46,547	—	910	47,457	66,436	—	1,130	67,566
Net interest income (loss)	69,316	—	(910)	68,406	62,706	—	(1,031)	61,675
Provision (credit) for loan and lease losses	8,998	—	—	8,998	(1,089)	—	—	(1,089)
Net interest income (loss) after provision for loan and lease losses	60,318	—	(910)	59,408	63,795	—	(1,031)	62,764
Non-interest income:
Investment management fees	—	15,662	(286)	15,376	—	18,896	(218)	18,678
Net gain on the sale and call of debt securities	71	—	—	71	140	—	—	140
Other non-interest income	10,866	—	—	10,866	5,355	25	850	6,230
Total non-interest income (loss)	10,937	15,662	(286)	26,313	5,495	18,921	632	25,048
Non-interest expense:
Intangible amortization expense	—	988	—	988	—	1,004	—	1,004
Other non-interest expense	41,000	13,630	1,622	56,252	37,923	14,987	343	53,253
Total non-interest expense	41,000	14,618	1,622	57,240	37,923	15,991	343	54,257
Income (loss) before tax	30,255	1,044	(2,818)	28,481	31,367	2,930	(742)	33,555
Income tax expense (benefit)	5,521	130	(466)	5,185	3,683	827	(210)	4,300
Net income (loss)	$24,734	$914	$(2,352)	$23,296	$27,684	$2,103	$(532)	$29,255

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible book value per common share,” “EBITDA,” “total revenue,” “pre-tax, pre-provision net revenue” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide management and our investors with a more detailed understanding of our performance, these measures are not necessarily comparable to similar measures that may be presented by other companies. The non-GAAP financial measures presented herein are calculated as follows:

“Tangible common equity” is defined as common shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors so that they can better understand and assess changes from period to period in common shareholders’ equity exclusive of changes in intangible assets associated with prior acquisitions. Intangible assets are created when we buy businesses that add relationships and revenue to our Company. Intangible assets have the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible book value per common share” is defined as common shareholders’ equity reduced by intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets associated with prior acquisitions.

“EBITDA” is defined as net income before interest expense, income tax expense, depreciation expense and intangible amortization expense. We use EBITDA particularly to assess the strength of our investment management business. We believe this measure is important because it allows management and investors to better assess our investment management performance in relation to our core operating earnings by excluding certain non-cash items and the volatility that is associated with certain discrete items that are unrelated to our core business.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of debt securities. We believe adjustments made to our operating revenue allow management and investors to better assess our core operating revenue by removing the volatility that is associated with certain items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net income, without giving effect to loan loss provision and income taxes, and excluding gains and losses on the sale and call of investment securities. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan and lease losses and changes in our tax rates and other items that are unrelated to our core business.

“Efficiency ratio” is defined as total non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue, particularly at the Bank.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2020	2020	2019
Tangible common equity and tangible book value per common share:
Common shareholders’ equity	$516,752	$498,301	$472,839
Less: goodwill and intangible assets	64,867	65,352	66,859
Tangible common equity (numerator)	$451,885	$432,949	$405,980
Common shares outstanding (denominator)	29,851,550	29,762,578	29,339,152
Tangible book value per common share	$15.14	$14.55	$13.84

EXHIBIT 99

INVESTMENT MANAGEMENT SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Investment Management EBITDA:
Net income	$336	$578	$672	$914	$2,103
Interest expense	—	—	—	—	—
Income tax expense	102	28	264	130	827
Depreciation expense	107	109	119	216	244
Intangible amortization expense	486	502	502	988	1,004
EBITDA	$1,031	$1,217	$1,557	$2,248	$4,178

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Total revenue and pre-tax, pre-provision net revenue:
Net interest income	$33,484	$34,922	$31,303	$68,406	$61,675
Total non-interest income	12,997	13,316	11,979	26,313	25,048
Less: net gain on the sale and call of debt securities	14	57	112	71	140
Total revenue	$46,467	$48,181	$43,170	$94,648	$86,583
Less: total non-interest expense	28,096	29,144	27,585	57,240	54,257
Pre-tax, pre-provision net revenue	$18,371	$19,037	$15,585	$37,408	$32,326

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Bank total revenue:
Net interest income	$34,410	$34,906	$31,794	$69,316	$62,706
Total non-interest income	5,229	5,709	2,590	10,937	5,495
Less: net gain on the sale and call of debt securities	14	57	112	71	140
Bank total revenue	$39,625	$40,558	$34,272	$80,182	$68,061

Bank efficiency ratio:
Total non-interest expense (numerator)	$19,967	$21,034	$18,903	$41,000	$37,923
Bank total revenue (denominator)	$39,625	$40,558	$34,272	$80,182	$68,061
Bank efficiency ratio	50.39%	51.86%	55.16%	51.13%	55.72%